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                                   Exhibit 10

                           CHANGE IN CONTROL AGREEMENT

     THIS AGREEMENT, entered into as of the 28th day of February, 2003, is by and between Southern Financial Bancorp, Inc., a Virginia corporation (the "Company"), and R. Roderick Porter (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Executive is presently the duly elected and acting President of the Company and, as such, is a key executive officer of the Company whose continued dedication, availability, advice and counsel to the Company is deemed important to the Board of Directors of the Company, the Company and its shareholders;

     WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein);

     WHEREAS, the Board believes it is imperative (i) to diminish the inevitable and significant distractions of Executive and dilution of the time of Executive, by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, (ii) to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control and (iii) to provide Executive with compensation arrangements in the event of a Change in Control which provide Executive with financial security, which are competitive with those of other financial institutions; and

     WHEREAS, in order to accomplish the objectives described in the three immediately preceding recitals, the Board has approved this Agreement and authorized its execution and delivery on the Company's behalf to the Executive;

     NOW, THEREFORE, to assure the Company of the Executive's continued dedication, the availability of his advice and counsel to the Board of Directors of the Company, and to induce the Executive to remain and continue in the employ of the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.   CERTAIN DEFINITIONS

     1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) Accrued Obligations. The term "Accrued Obligations" shall have the meaning ascribed to such term in Section 2.3(a) of this Agreement.

          (b) Additional Compensation. The term "Additional Compensation" shall mean, in addition to the Base Salary, the following:

               (i)  all benefits under:

                    (1) any and all welfare benefit and similar employee benefit plans, programs, arrangements, or policies that are made available by the Company or any of its affiliates to Executive immediately prior to the occurrence of a Change in Control, including, but not limited to, any hospitalization, medical, prescription, dental, disability, salary continuance, individual life insurance, executive life insurance, group life insurance, accidental death insurance, and travel accident insurance plans, programs, arrangements, and policies; and

                    (2) any and all bonus, incentive, savings, retirement,
               profit sharing, pension, stock option, restricted stock, employee stock ownership, supplemental executive retirement and other employee benefit plans, programs, arrangements, and policies that are made available by the Company or any of its affiliates to Executive immediately prior to the occurrence of a Change in Control; and

               (ii) annual vacations and sick leave made available by the Company or any of its affiliates to Executive immediately prior to the occurrence of a Change in Control; and

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               (iii) fringe benefits in accordance with the fringe benefit policies of the Company or any of its affiliates made available by the Company or any of its affiliates to Executive immediately prior to the occurrence of a Change in Control.

          (c) Affiliate. The term "affiliate" or "affiliates" shall mean, when used with respect to any specified entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such specified entity, individual or person.

          (d) Base Salary. The term "Base Salary" shall mean the per annum base salary payable by the Company to Executive as in effect immediately prior to employee's termination.

          (e) Cause. The term "Cause" shall have the meaning ascribed to such term in Section 2.5 of this Agreement.

          (f) Change in Control. The term "Change in Control" shall have the meaning ascribed to such term in Section 2.6 of this Agreement.

          (g) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (h) Disabled. The term "Disabled" shall mean either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Company or its insurers, and acceptable to the Employee or her legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Company or its Affiliates for the benefit of the Employee, whichever shall be more favorable to the Employee. Notwithstanding any other provision of this Agreement, the Company shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. (S)12101 et. seq.

          (i) Good Reason. The term "Good Reason" shall have the meaning ascribed to such term in Section 2.4(a) of this Agreement.

          (j) Successor Entity. The term "Successor Entity" shall have the meaning ascribed to such term in Section 2.4(a)(viii)(B) of this Agreement.

          (k) Term. The term "Term" shall have the meaning ascribed to such term in Section 2.1 of this Agreement.

          (l) Other Terms. Other capitalized terms defined elsewhere herein shall have the meanings ascribed to them in the definitions therefor appearing elsewhere herein.

2.   TERM AND TERMINATION

     2.1 Term. The term of this Agreement shall be for five (5) years commencing on the Effective Date, subject to renewal for an additional five (5) years upon approval of the Compensation Committee of the Company's Board of Directors prior to the end of the initial five-year term (including any renewal, the "Term"); provided however, that if a Change in Control occurs during the Term, the Term shall automatically be adjusted to end on the second anniversary of such Change in Control.

     2.2  Termination of Employment.

          (a) If a Change in Control occurs during the Term of the Agreement, Executive's employment with the Company may terminate on or after such Change in Control and prior to the end of the Term upon the occurrence of:

               (i) Thirty (30) days after written notice of termination is given by either party to the other; or

               (ii) Executive's death or, at the Company's option, upon Executive's becoming Disabled.

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          (b)  Any notice of termination given by the Company to Executive under
     Section 2.2(a) above shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a termination for Cause. Any notice of termination given by Executive to the Company under Section
     2.2(a) above shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

     2.3 Obligations of the Company Upon Termination on or after a Change In Control.

          (a) Cause; Without Good Reason. If the Company terminates Executive's employment with the Company on or after the occurrence of a Change in Control with Cause pursuant to Section 2.2(a) hereof, or if Executive terminates his employment with the Company on or after the occurrence of a Change in Control without Good Reason pursuant to Section 2.2(a) hereof, Executive's employment with the Company shall terminate without further obligations to Executive, other than those obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to:

               (i) to the extent not theretofore paid, the Base Salary in effect at the time of such termination through the date of termination; and

               (ii) in the case of compensation previously deferred by Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and accrued vacation pay, if any, not yet paid by the Company; and

               (iii) all other amounts or benefits owing or accrued to, vested in or earned by Executive through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Company and its affiliates, including, but not limited to, the Additional Compensation;

     such obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to, such amounts and benefits specified in clauses (i), (ii), and (iii) of this sentence, being hereinafter collectively referred to as the "Accrued Obligations." The aggregate amount of such obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to, the Accrued Obligations, shall be paid or caused to be paid by the Company to Executive in accordance with the plans, programs or agreements under which the Accrued Obligations were earned.

          (b) Good Reason; Without Cause. If Executive terminates his employment with the Company on or after the occurrence of a Change in Control with Good Reason pursuant to Section 2.2(a) hereof, or if the Company terminates Executive's employment with the Company without Cause on or after the occurrence of a Change in Control pursuant to Section 2.2(a) hereof, the Company shall pay the aggregate of the following amounts to Executive in one lump sum within thirty (30) days after the date of such termination:

               (i) to the extent not theretofore paid, Executive's Base Salary in effect at the time of such termination (but prior to giving effect to any reduction therein which precipitated such termination, if any) through the date of termination; and

               (ii) to the extent not theretofore paid, any bonus earned by Executive (but prior to giving effect to any reduction therein which precipitated such termination, if any) through the date of termination; and

               (iii) an amount equal to (a) the sum of two (2) times Executive's Base Salary in effect at the time of such termination (but prior to giving effect to any reduction therein which precipitated such termination, if any); provided; however, that in the event Executive resigns or is terminated pursuant to this Section 2.3(b) following a Change in Control, Executive shall receive an amount equal to Executive's Base Salary through the Term of this Agreement and (b) an amount equal to the last bonus paid to the Executive before his employment terminates, multiplied by a fraction, the numerator of which is the number of days that elapse between January 1 of the year in which his employment terminates and the date his employment terminates, and the denominator of which is three hundred sixty-five
          (365);

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               (iv)  in the case of compensation previously deferred by
          Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and accrued vacation pay, if any, not yet paid by the Company; and

               (v) in accordance with the terms of each such plan, program, arrangement or policy, all other amounts or benefits owing or accrued to, vested in, or earned by Executive through the date of termination under the then existing or applicable plans, programs, arrangements, and policies of the Company and its affiliates, including, but not limited to, all Additional Compensation; and

               (vi) any and all other Accrued Obligations not otherwise described in this Section 2.3(b).

     (c) Death. If Executive's employment is terminated on or after the occurrence of a Change in Control under Section 2.2(b) hereof by reason of Executive's death, the Company shall pay to Executive's legal representatives the full amount of the obligations owing or accrued to, vested in, or earned by Executive through the date of Executive's death, including, but not limited to, the Accrued Obligations in accordance with the plans, programs, or agreements under which the Accrued Obligations were earned. Anything in this Agreement to the contrary notwithstanding, Executive's family shall be entitled to receive benefits provided by the Company and any of its affiliates to surviving families under the then existing or applicable plans, programs, or arrangements and policies of the Company and its affiliates.

     (d) Disability. If Executive's employment is terminated on or after the occurrence of a Change in Control under Section 2.2(b) hereof by reason of Executive becoming Disabled, the Company shall pay to Executive or Executive's legal representative the full amount of the obligations owing or accrued to, vested in, or earned by Executive through the date of termination, including, but not limited to, the Accrued Obligations in accordance with the plans, programs, or agreements under which the Accrued Obligations were earned.

     2.4  Definition of Good Reason.

          (a) As used in this Agreement, the term "Good Reason" means a good faith determination by Executive that any one or more of the following events has occurred on or after the occurrence of a Change in Control:

               (i) the assignment of authorities, duties or responsibilities to the Executive (including offices, titles, reporting requirements and supervisory functions) which are materially different from the Executive's authorities, duties or responsibilities immediately prior to the Change in Control, without his express written consent;

               (ii) the relocation of Executive's place of employment to a location outside of the greater Washington, D.C. metropolitan area, except for required travel on Company business to an extent substantially equivalent to Executive's business travel obligations immediately prior to the Change in Control; or

               (iii) any reduction by the Company of the Executive's Base Salary, or a material reduction in Executive's bonus or other incentive benefits from those in effect immediately prior to the Change in Control;

               (iv) the failure of the Company to continue in effect Executive's participation in the Company's employee benefit plans, programs, arrangements and policies (including paid vacations), at a level substantially equivalent in value to and on a basis consistent with the relative levels of participation of other similarly positioned employees; or

               (v) the failure of the Company to obtain from a successor (including a successor to a material portion of the business or assets of the Company) a satisfactory assumption in writing of the Company's obligations under this Agreement; or

               (vi) the failure of the Company to continue to provide Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate in all material respects with Executive's responsibilities to and position with the

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          Company immediately prior to the Change in Control and not materially dissimilar to the office space, related facilities and support personnel provided to other key executive officers of the Company; or

               (vii) the Company notifies Executive of the Company's intention not to observe or perform one or more of the obligations of the Company under this Agreement; or

               (viii) the Company breaches any provision of this Agreement and such breach is not cured within thirty (30) days after the Company's receipt of notice thereof from Executive.

          (b) If, after the occurrence of a Change in Control, Executive receives a written description from the Company of the nature of Executive's authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location, and Executive accepts in writing such new authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location ("New Office") with the Company without determining that the New Office causes a Good Reason as set forth in Section 2.4(a), then for the remaining Term the New Office shall be the authorities, duties, responsibilities, status, salary, bonus and other employee benefits, or job location to be used by Executive in determining whether Good Reason occurs thereafter pursuant to Section 2.4(a).

     2.5 Definition of Cause. The Board of Directors of the Company may, in its sole discretion, terminate the Executive's employment for Cause. For the purposes of this Agreement, "Cause" shall mean the occurrence of either of the following:

          (a) the Executive's conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude; or

          (b) the willful failure by the Executive to substantially perform duties for the Company (other than a failure resulting from the Executive's incapacity as a result of disability) which willful failure results in demonstrable material injury and damage to the Company. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause if this termination took place as a result of:

               (i)   questionable judgment on the part of the Executive;

               (ii) any act or omission believed by the Executive in good faith to have been in or not opposed to the best interests of the Company; or

               (iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under either the Company's Articles of Incorporation or the laws of Virginia as in effect at the time of the act or omission.

No act or omission to act on the Executive's behalf in reliance upon an opinion of counsel to the Company or counsel to the Executive shall be deemed to be willful. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to her a copy of a certification by a majority of the non-officer members of the Board of Directors of the Company finding that, in the good faith opinion of such majority, the Executive was guilty of conduct which is deemed to be Cause and specifying the particulars thereof in detail, after reasonable notice to the Executive and an opportunity for her, together with his counsel, to be heard before such majority.

     2.6 Change in Control. As used in this Agreement, the term "Change in Control shall mean the occurrence with respect to the Company of any of the following events:

          (a) any person, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (i) the Company (or one of its subsidiaries) or (ii) any employee benefit plan sponsored by the Company (or one of its subsidiaries), shall become the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or 50% or more of the combined voting power of the then outstanding securities of the Company (as determined under paragraph (d) of Rule 13d-3 promulgated under the Exchange Act, in the case of rights to acquire common stock or other securities);

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          (b)  the shareholders of the Company shall approve any liquidation or dissolution of the Company;

          (c) the shareholders of the Company shall approve a merger, consolidation, reorganization, recapitalization, exchange offer, acquisition or disposition of assets or other transaction after the consummation of which any person, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) would become the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange
     Act), directly or indirectly, of 50% or more of the outstanding shares of common stock of the Company or 50% or more of the combined voting power of the then outstanding securities of the Company (as determined under paragraph (d) of Rule 13d-3 promulgated under the Exchange Act, in the case of rights to acquire common stock or other securities);

          (d) the transfer of all or substantially all of the assets or properties of the Company or Southern Financial Bank, other than to an affiliate of the Company;

          (e) individuals who constitute the Board on the date hereof ("Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors comprising the remaining members of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (e), considered as though such person were a member of the Incumbent Board; or

          (f) a recapitalization or other transaction or series of related transactions occurs which results in a decrease by 50% or more in the aggregate percentage ownership of the then outstanding common stock of the Company or the combined voting power of the outstanding securities of the Company held by the shareholders of the Company immediately prior to giving effect thereto (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants).

     2.7 Legal Fees and Expenses. If Executive shall prevail in any contest by the Company or others contesting the validity or enforcement of, or liability under, any term or provision of this Agreement, the Company shall pay any and all reasonable attorneys', accountants' and experts' fees and expenses and court costs incurred by Executive as a result of any such contest. Otherwise, each party shall bear his, her or its own expenses in connection with any such contest.

     2.8 Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its affiliates (including, but not limited to, any plan, program, arrangement or policy constituting Additional Compensation) and for which Executive and/or Executive's family may qualify, nor shall anything herein limit or otherwise affect such rights as Executive and/or Executive's family may have under any other agreements with the Company or any of its affiliates. Amounts which are vested benefits or which Executive and/or Executive's family is otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its affiliates (including, but not limited to, any plan, program, arrangement or policy constituting Additional Compensation) at or subsequent to the date of termination of Executive's employment under this Agreement shall be payable in accordance with such plan, program, arrangement or policy.

     2.9 Full Payment; No Mitigation Obligation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

3.   GENERAL PROVISIONS

     3.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

     3.2 Assignability. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives and heirs. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or

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otherwise) to all or substantially all of the business and/or assets of the
Company to expressly assume and agree to perform, by a written agreement in form and substance satisfactory to Executive, all of the obligations of the Company under this Agreement. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

     3.3 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     3.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between Executive and the Company and, except as otherwise expressly provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

     3.5 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one Agreement.

     3.6 Notices. Any notice provided for in this Agreement shall be deemed delivered upon deposit in the United States mails, registered or certified mail, addressed to the party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

          If to the Executive:      2954 Burrland Lane
                                    The Plains, Virginia 20198

          If to the Corporation:    Southern Financial Bancorp, Inc.
                                    37 E. Main Street
                                    Warrenton, Virginia 22186

     3.7 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any breach of the same or any other term or condition of this Agreement.

     3.8 Severability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not effect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable to two constructions, one of which would render the provision void and the other which would render the provision valid, then the provision shall have the construction which renders it valid.

     3.9 Other Severance Benefits. This Agreement replaces and supercedes any and all provisions of and benefits under any other severance agreement or program under which Executive would otherwise be entitled to severance benefits on or after the occurrence of a Change in Control.

                            [Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                                 "EXECUTIVE"

ATTEST: _______________________        By: __________________________________
                                                   R. Roderick Porter


                                          SOUTHERN FINANCIAL BANCORP, INC.

ATTEST: _______________________        By: __________________________________

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